UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

January 31, 2008
Date of Report (Date of earliest event reported)

EESTECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32863	33-0922627
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1260 S. Highway 89, Building 1, Suite H-5
Chino Valley, Arizona 86323
(Address of principal executive offices and zip code)

(928) 636-6255
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sale of Equity Securities.

In its current report filed on Form 8-K on January 25, 2008 (the “Filing”), which Filing is incorporated herein by reference, EESTech, Inc. (the “Company”) disclosed that it had entered into a Subscription Agreement (the “Agreement”) with Rohini Finch, a resident of London, England (the “Subscriber”). Pursuant to the terms of the Agreement, the Subscriber agreed to purchase 2,500,000 shares of common stock of the Company (the “Shares”) for US $2,000,000 (the “Payment”). As of the date hereof, the Company has received the Payment, and has issued the Shares to the Subscriber with an issuance date of January 31, 2008. The Shares were issued in reliance upon Section 4(2) of the Securities Act of 1933 (the “Act”).

A copy of the Agreement is filed as an exhibit hereto, and the terms thereof are incorporated herein by reference.

Item 8.01	Other Events.

In the Filing, the Company disclosed that the Subscriber also received an option to enter into a Convertible Note Purchase Agreement to purchase a convertible note from the Company (the “Note Option”) for a price of US $3,000,000. Upon exercise of the Note Option, and pursuant to the proposed terms of the Convertible Note Purchase Agreement to be entered into upon the exercise of the Note Option, the convertible note will automatically convert in one of two circumstances: (1) A market trigger event - during the 12 month period following the issue date, if the average price per share of the Company’s issued common stock last quoted on the OTC Bulletin Board over any consecutive 10-day trading period is equal to or above US $2.00 per share, the Subscriber will be issued 1,500,000 shares; or (2) An automatic trigger event - if the convertible note has not been converted prior to the first anniversary following the date of its issuance, the convertible note will be converted at a price per share equal to 75% of the average price per share for the common stock of the Company last quoted on the OTC Bulletin board for each of the ten days prior to the first anniversary of the date of issuance.

As of the date hereof, the Note Option has not been exercised.

Item 9.01	Financial Statements and Exhibits.

(d)	Other Exhibits

10.1	Subscription Agreement dated January 21, 2008 between the Company and Rohini Finch.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EESTECH, INC.

Date: February 5, 2008	By:	/s/ Murray Bailey
Name: Murray Bailey
Title: Chief Executive Officer